Appendix A

Code of Ethics

Logan Capital Management, Inc.

Updated 06 11 2015

Table of Contents

1	STATEMENT OF GENERAL POLICY	3
2	DEFINITIONS	4
3	STANDARDS OF BUSINESS CONDUCT	4
4	PROHIBITION AGAINST INSIDER TRADING	5
4.1.	Introduction	5
4.2.	General Policy	6
5	PERSONAL SECURITIES TRANSACTIONS	7
5.1.	General Policy	7
5.2.	Rules for Personal Investing and Trading	8
5.3.	Securities Exempt from the Blackout Period and Short-Term Trading Ban	8
5.4.	Pre-clearance Procedures	9
5.5.	Reporting Requirements	9
6	Monitoring and Review of Personal Securities Transactions	10
7	GIFTS AND ENTERTAINMENT	11
7.1.	Prohibition on Gifts and Entertainment to Government Officials	11
7.2.	General Gift Policy	11
7.3.	Reporting and Pre-Clearance of Gifts	12
7.4.	General Business Entertainment Policy	12
7.5.	Limitation on Providing Business Entertainment to Certain Persons	12
8	PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION	13
8.1.	Confidential Client Information	13
8.2.	Non-Disclosure Of Confidential Client Information	13
8.3.	Employee Responsibilities	13
8.4.	Security Of Confidential Personal Information	14
8.5.	Privacy Policy	14
8.6.	Enforcement and Review of Confidentiality and Privacy Policies	14
9	OUTSIDE BUSINESS ACTIVITIES	14
9.1.	Service as an Officer or Director	15
10	CERTIFICATIONS	15
10.1.	Initial Certification	15
10.2.	Acknowledgement of Amendments	15
10.3.	Annual Certification	15
11	RECORDS	15
12	REPORTING VIOLATIONS AND SANCTIONS	16

1.	STATEMENT OF GENERAL POLICY

This Code of Ethics (“Code”) has been adopted by Logan Capital Management, Inc. (“Logan Capital”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940 (“Investment Company Act”).

This Code establishes rules of conduct for all employees of Logan Capital and is designed to, among other things, govern personal securities trading activities in the accounts of employees, immediate family/household accounts and accounts in which an employee has a beneficial ownership.  The Code is based upon the principle that Logan Capital and its employees owe a fiduciary duty to Logan Capital's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by Logan Capital continue to be applied.  The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.  The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both Logan Capital and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct.  Compliance with this section involves more than acting with honesty and good faith alone.  It means that Logan Capital has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Logan Capital and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;

•	The duty to obtain best execution for a client’s transactions where the firm is in a position to direct brokerage transactions for the client;

•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Logan Capital expects every employee to demonstrate the highest standards of ethical conduct and strict compliance with the provisions of the Code shall be considered a basic condition of employment with Logan Capital.   Logan Capital's reputation for fair and honest dealing with its clients has taken considerable time to build.  This standing could be irreparably damaged by even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of Logan Capital’s chief compliance officer (the “Chief Compliance Officer”) for any questions about the Code or the application of the Code to their individual circumstances.  Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Logan Capital.

The provisions of the Code are not all-inclusive.  Rather, they are intended as a guide for employees of Logan Capital in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer.  The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised.  All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will periodically report to Executive Committee of Logan Capital to document compliance with this Code.

2.	DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

•
“Access person” means any person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Logan Fund or other registered fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.  For purposes of the Code, Logan Capital considers all full-time employees to be access persons.  The Chief Compliance Officer will review temporary workers, consultants and employees with unique circumstances on a case-by-case basis in determining whether they are deemed to be access persons or are otherwise covered under provisions of the Code.

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct investment discretion.

•
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Registered fund” means an investment company registered under the Investment Company Act.

•
“Logan Fund” means any registered investment company ( i.e., mutual funds) for which our firm, or a control affiliate, acts as investment adviser, as defined in section 2(a)(20) of the Investment Company Act, or principal underwriter.

•
“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Logan Capital or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless  Logan Capital or a control affiliate acts as the  investment adviser or principal underwriter for the fund.

3.	STANDARDS OF BUSINESS CONDUCT

Logan Capital places the highest priority on maintaining its reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect.  The following Standards of Business Conduct set forth policies and procedures to achieve these goals.  This Code is intended to comply with the various provisions of the Advisers Act and also requires that all access persons comply with the various applicable provisions of the Investment Company Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers.  Such policies and procedures are contained in this Code.  The Code also contains policies and procedures with respect to personal securities transactions of all Logan Capital's access persons as defined herein.  These procedures cover transactions in a reportable security in which an access person has a beneficial ownership in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for Logan Capital or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.  This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Rule 17j-1(b) makes it unlawful for any affiliated person of, or principal underwriter for a register fund, or any affiliated person of an investment adviser of or principal underwriter for a registered fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the registered fund:

•	To employ any device, scheme or artifice to defraud the registered fund;

•
To make any untrue statement of a material fact to the registered fund or omit to state a material fact necessary in order to  make the statements made to the registered fund, in light of the circumstances under which they are made, not misleading;

•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the registered fund; or

•	To engage in any manipulative practice with respect to the registered fund.

4.	PROHIBITION AGAINST INSIDER TRADING

4.1.	Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose access persons and Logan Capital to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, access persons and Logan Capital may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by access persons of Logan Capital and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

4.2.	General Policy

No employee may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Logan Capital), while in the possession of material, nonpublic information, nor may any personnel of Logan Capital communicate material, nonpublic information to others in violation of the law.

4.2.1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Logan Capital's securities recommendations and client securities holdings and transactions.

4.2.2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

4.2.3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Logan Capital (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action.  This high degree of caution will protect you, our clients, and the firm.

4.2.4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an access person of Logan Capital or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Logan Capital must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

4.2.5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Access persons of Logan Capital and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

4.2.6.	Restricted/Watch Lists

Although Logan Capital does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.”  Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.  Securities issued by companies about which a number of access persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  The Chief Compliance Officer shall take steps to immediately inform all access persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of access persons possess material, nonpublic information should generally be placed on the watch list.  The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

5.	PERSONAL SECURITIES TRANSACTIONS

5.1.	General Policy

Logan Capital has adopted the following principles governing personal investment activities by Logan Capital's access persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access persons must not take inappropriate advantage of their positions.

This policy applies to all access persons and their immediate family members. “Immediate family” includes, but is not necessarily limited to, spouse, minor direct descendants and any persons living in same household. Furthermore, for the purpose of this policy, this definition may include any accounts in which you or members of your immediate family may have a vested interest and for which you make investment decisions or to which you provide investment advice. Decisions regarding inclusion of such individuals or entities will be made on a case-by-case basis by the Chief Compliance Officer.

5.2.	Rules for Personal Investing and Trading

1.	All access persons must obtain pre-clearance prior to purchasing or selling a reportable security in accordance with the Pre-clearance Procedures described below.

2.
At no time may any personal trade be designed or implemented in order to take (or attempt to take) advantage of any impact or movement caused by Logan Capital’s investment actions on behalf of our clients. (e.g., front running).

3.	Any proprietary opinions that Logan Capital has developed or acquired must be used first for the benefit of our clients.

4.	The use of non-public (inside) information is strictly forbidden.

5.
Blackout Period.  Access persons are prohibited from executing a personal securities transaction in any reportable security (or essentially equivalent security) whenever there is an open order for a client for that same security, and for seven (7) calendar days before and after a client purchases or sells the same security (other than personal transactions in exempt securities, as explained below).

6.	Personal trades may not be blocked with client trades.

7.
Short-Term Trading Ban.  The policy prohibits short-term trading of 30 days or less in any reportable security, or essentially equivalent security, held in or being considered for any client’s account (other than personal transactions in exempt securities, as explained below).

8.	Investment in Initial Public Offerings (IPOs) is prohibited.

9.	Private placements may be permitted on a strictly limited, pre-cleared basis.

5.3.	Securities and Transactions Generally Exempt from the Blackout Period and Short-Term Trading Ban

The following securities and transactions are generally exempt from the blackout period and short-term trading ban provisions of this Code.  The following securities and transactions must still be pre-cleared in accordance with the Pre-Clearance Procedures below and may ultimately be rejected if the Chief Compliance Officer or designee determines that the proposed transaction presents a conflict of interest with clients or may otherwise violate provisions of this Code.

•	Government securities;

•	Registered funds, other than a registered fund managed by Logan Capital;

•	Equities with market cap of $1 billion or more and with a thirty day average daily trading volume of 300,000 shares or more (as defined by BaseLine);

•	Very broad based, highly liquid, widely traded securities not tied to specific companies (e.g. S&P options, ETFs, currencies, etc.);

•	Securities determined to be inappropriate for and unlikely to be used for Logan Capital’s clients;

•	Securities for which current activity for clients (either buying or selling for clients’ portfolios) is essentially complete; and

•	Securities that are not held in a discretionary account managed by Logan Capital (i.e., a non-discretionary account).

5.4.	Pre-clearance Procedures

An access person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) permission for the transaction has been obtained through the Schwab Compliance Technologies Personal Trading Module, Logan Capital's automated employee pre-clearance, trade reconciliation, and reporting system; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the Chief Compliance Officer or designee has not rescinded such approval prior to execution of the transaction.  Post-trade approval is not permitted.

If an access person cannot access Schwab Compliance Technologies, pre-clearance must be obtained by completing and signing a Personal Trade Compliance Report (PTCR) for each proposed trade to the Chief Compliance Officer or a designee.  Presently, Logan Capital has designated Len Metkowski, CFO, and Al Besse, Principal, as supervisory persons with authority to approve personal trades.

Advance trade clearance in no way waives or absolves any access person of the obligation to abide by the provisions, principles and objectives of this Code.

5.5.	Reporting Requirements

Every access person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Compliance Officer which must contain the information described below. It is the policy of Logan Capital that each access person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the Chief Compliance Officer.

5.5.1.	Duplicate Trade Confirmations and Account Statements

Every access person  must arrange for the Chief Compliance Officer or designee to be provided, on a timely basis, duplicate copies of confirmations for all transactions and monthly statements for accounts that are beneficially owned and/or controlled by such access person.  Access persons may satisfy this requirement electronically through Schwab Compliance Technologies if their broker is set up for electronic transmission of transactions and holdings through Schwab Compliance Technologies.

5.5.2.	Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial ownership when the person becomes an access person;

•
The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

•	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

5.5.3.	Annual Holdings Report

Every access person shall, no later than January 31 each year, file an annual holdings report through Schwab Compliance Technologies containing the same information required in the initial holdings report as described above.  The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

5.5.4.	Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report through Schwab Compliance Technologies containing the following information with respect to each reportable security in which the access person has any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each reportable security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the access person.

5.5.5.	Exempt Transactions

An access person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan, (e.g., a dividend retirement plan); or

•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Logan Capital holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

6.	Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or a designee, reviews and monitors all processes and reports required under the Code for compliance with Logan Capital's policies regarding personal securities transactions and applicable SEC rules and regulations.

Logan Capital utilizes the Schwab Compliance Technologies system to manage and reconcile all personal trades. The system collects all transactions and holdings of all access person brokerage accounts through nightly electronic feeds from the brokers.  On nightly basis, personal trades placed by access persons in their brokerage accounts are received into the Schwab Compliance Technologies system from their respective brokerage firms, and electronically reconciled against pre-clearance requests submitted by access persons through the compliance system.  The system alerts the Chief Compliance Officer of any violation or potential violation of the firm’s trading and pre-clearance rules for personal securities transactions.

The Chief Compliance Officer may initiate inquiries from time-to-time of access persons regarding personal securities trading.  Access persons are required to cooperate with such inquiries and any monitoring or review of procedures employed by Logan Capital.  Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the CFO, President, or other designated supervisory person.  The Chief Compliance Officer shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

7.	GIFTS AND ENTERTAINMENT

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships.  However, the Advisers Act, FINRA rules, and other federal, state and local laws contain numerous restrictions on the giving (and receiving) of gifts, particularly with respect to clients that are ERISA and non-ERISA pension and profit sharing plans, state or municipal government entities, and foreign government entities.  Additionally, providing excessive gifts and entertainment can create the appearance of potential conflicts of interest.  Accordingly, Logan Capital has adopted the policies and procedures set forth below to guide access persons in this area.

7.1.	Prohibition on Gifts and Entertainment to Government Officials

Access persons are prohibited from providing anything of value to Government Officials without first obtaining prior written clearance from the Chief Compliance Officer.  The term Government Official includes but is not limited to, any U.S. federal, state, local or foreign governmental entity, or an official, employee or agent of a governmental entity (including investment consultants representing a governmental entity).  Such gifts and entertainment may constitute a violation of state or local ethical statutes, regulations, or bribery laws, subjecting Logan Capital and its access persons to potential civil and criminal penalties.

7.2.	General Gift Policy

Access persons are prohibited from providing (or receiving) any gift in excess of $100 per calendar year to (or from) any person or entity doing business with Logan Capital.  The term “gift” encompasses a wide range of benefits including, without limitation, food, wine, clothing, jewelry, sports equipment and memorabilia, and gift cards.  Additionally, tickets to sporting events, theater events and concerts, and greens fees are considered gifts if the person providing such gift will not be present for the event.  However, promotional items of nominal value (e.g., pens, calendars, coffee mugs) and gifts of a personal nature (e.g., wedding gifts) are not subject to the $100 dollar limit or other policies and procedures herein.  Access persons must also observe the following guidelines when giving or receiving gifts:

•	All gifts, given or received, should be reasonable, customary and in accordance with normally accepted business practices;
•
Never provide or accept extravagant or excessive gifts to or from a current or prospective client, broker, vendor or any other third-party regardless of whether Logan Capital has a business relationship such person or entity; and

•	Never offer anything of value to a third party to influence or reward action.

7.3.	Reporting and Pre-Clearance of Gifts

Access persons must report any gift that is received to the Chief Compliance Officer, through the Schwab Compliance Technologies Gift Module, or e-mail report, within 30 calendar days of the date of the gift. The report shall include:

•	Report Date;
•	Gift Date;
•	Name of the giver;
•	Name of the intended employee recipient;
•	Description of the gift;
•	Gift’s approximate monetary value;
•	Nature of business relationship; and
•	Reason the gift is being received.

Access persons must pre-clear any gift that is planned to be given. Requests must be submitted to the Chief Compliance Officer, or designee, through the Schwab Compliance Technologies Gift Module, or through an e-mail request, prior to delivery of the gift. The request shall include:

•	Request Date;
•	Gift Date;
•	Name of the employee providing the gift;
•	Name of the intended recipient company, and/or individual;
•	Description of the gift;
•	Gift’s approximate monetary value;
•	Nature of business relationship; and
•	Reason the gift is being given.

7.4.	General Business Entertainment Policy

Subject to the limitation for certain types of entities below, access persons may provide (or accept) reasonable business entertainment to (or from) any person, provided that the entertainment is neither so frequent nor excessive as to raise the question of impropriety.  Examples of reasonable business entertainment include an occasional meal, a ticket to a sporting event or the theatre, greens fees, or an invitation to a reception or cocktail party.  In order for the expense to be considered “business entertainment” rather than a gift, a representative of the firm providing the entertainment must host or be present at the event.

7.5.	Limitation on Providing Business Entertainment to Certain Persons

Federal, state and local laws contain restrictions and reporting requirements with respect to giving gifts and entertainment to certain clients and potential client of Logan Capital, such as ERISA and non-ERISA pension and profit sharing plans, state or municipal government entities, and foreign government entities.  Accordingly, access persons must obtain prior written authorization from the Chief Compliance Officer before providing business entertainment in excess of $250 per calendar year to any of the following persons or their representatives:

•	ERISA plans;
•	Taft-Hartley plans or unions (or pension or other employee benefit plans sponsored by such unions); and
•	State or local pension plan.

8.	PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

8.1.	Confidential Client Information

In the course of investment advisory activities of Logan Capital, the firm gains access to non-public information about its clients.  Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Logan Capital to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information').  All Confidential Client Information, whether relating to Logan Capital's current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

8.2.	Non-Disclosure Of Confidential Client Information

All information regarding Logan Capital's clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction.  Logan Capital does not share Confidential Client Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  Logan Capital will require that any financial intermediary, agent or other service provider utilized by Logan Capital (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Logan Capital only for the performance of the specific service requested by Logan Capital;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over Logan Capital, or as otherwise required by any applicable law.  In the event Logan Capital is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy.  If no protective order or other appropriate remedy is obtained, Logan Capital shall disclose only such information, and only in such detail, as is legally required; and

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

8.3.	Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with Logan Capital, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the Logan Capital's services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Logan Capital, must return all such documents to Logan Capital

Any access person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

8.4.	Security Of Confidential Personal Information

Logan Capital enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Logan Capital's services to clients;

•
Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

8.5.	Privacy Policy

As a registered investment adviser, Logan Capital and all access persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients.  'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.  Pursuant to Regulation S-P Logan Capital has adopted policies and procedures to safeguard the information of natural person clients.

8.6.	Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Logan Capital's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  Any exceptions to this policy require the written approval of the Chief Compliance Officer.

9.	OUTSIDE BUSINESS ACTIVITIES

“Outside business activities” include service as an employee, consultant, board member, partner, officer, director, owner or trustee of any business organization other than Logan Capital  Given the nature of Logan Capital’s business and its duties to its clients, employees who engage in outside business activities may face numerous and significant potential conflicts of interest.  Accordingly, prior to pursuing any such outside business activities, employees must obtain written approval from the Chief Compliance Officer.

9.1.	Service as an Officer or Director

No access person shall serve as an officer or on the board of directors of any publicly or privately traded company or trust without prior authorization by the Chief Compliance Officer or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Logan Capital's clients.  Where board service or an officer position is approved, Logan Capital shall determine procedures to prevent the misuse of material, non-public information which may be acquired through outside board service, such as a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.  Additionally, access persons must annually disclose any boards, trusts or committees served on by the individual and/or immediate family members.  Employees are prohibited from serving as an officer or on the board of directors of any publicly or privately traded company that is held as an investment in a Logan Capital Fund.

10.	CERTIFICATIONS

10.1.	Initial Certification

All access persons will be provided with a copy of the Code and must initially certify through the Schwab Compliance Technologies Affirmation Module, or in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

10.2.	Acknowledgement of Amendments

All access persons shall receive any amendments to the Code and must certify through the Schwab Compliance Technologies Affirmation Module or in writing to the Chief Compliance Officer that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

10.3.	Annual Certification

All access persons must annually certify through the Schwab Compliance Technologies Affirmation Module or in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

11.	RECORDS

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code adopted by the Logan Capital pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•
A record of any violation of Logan Capital's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person, which shall be retained for five years after the individual ceases to be an access person of Logan Capital;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

•
A record of any decision and reasons supporting such decision to approve an access person’s acquisition of limited offerings within the past five years after the end of the fiscal year in which such approval is granted;

•	A copy of each report and certification submitted to the board of trustees and the chief compliance officer of each Logan Fund; and

•	A copy of each report required by this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

12.	REPORTING VIOLATIONS AND SANCTIONS

All access persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code.  When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, she may, in her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include, but are not limited to, the following:

•	Warning: Generally, for first-time offenses only.

•	Fine: A monetary fine equal to 5% of the purchase or sell.

•	Reversal: Reversal of the personal securities transaction or the return of the gift.

•	Disgorgement: payment to the firm of profits from the personal securities transaction or the value of a gift.

•	Restriction: A limitation or restriction on engaging in personal securities transactions, or limit to registered fund investing only.

•	Termination: Termination of employment and referral to civil or criminal authorities.

On an annual basis, the Chief Compliance Officer shall prepare a written report describing any issues arising under the Code, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations and submit the information to each Logan Funds’ chief compliance officer for review by the Logan Funds’ board of trustees.

On an annual basis, the Chief Compliance Officer shall certify to the board of trustees of each Logan Fund that Logan Capital has adopted procedures reasonably necessary to prevent its access persons from violating the Code.